Exhibit 5.4

Opinion of Anne Gill Kelly, Esq.

[Ambac Letterhead]

Ambac Financial Group, Inc.

One State Street Plaza

New York, NY 10004

March 12, 2008

Ambac Financial Group, Inc.

One State Street Plaza

New York, NY 10004

Re: 5,750,000 Equity Units

Ladies and Gentlemen:

This opinion is furnished by me as Managing Director, Secretary and Assistant General Counsel for Ambac Financial Group, Inc., a Delaware corporation (the “Company”), in connection with the offering of up to 5,750,000 Equity Units of the Company (the “Equity Units”) in accordance with the Underwriting Agreement related to the Equity Units, dated March 6, 2008, by and among the Company and Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Banc of America Securities LLC and UBS Securities LLC (collectively, the “Representatives”), as representatives of the several underwriters named on Schedule A thereof (the “Underwriting Agreement”). The Equity Units will initially consist of up to 5,750,000 Corporate Units, of $50 stated amount (the “Stated Amount”). Each of the Corporate Units will consist of:

(a)	a Purchase Contract (each a “Stock Purchase Contract”) under which (i) the holder will agree to purchase on May 17, 2011 (the “Purchase Contract Settlement Date”), subject to acceleration in connection with any early settlement of such Stock Purchase Contract pursuant to the provisions of the Purchase Contract Agreement (as defined below), for an amount of cash equal to the Stated Amount, a number of shares, determined by the Purchase Contract Agreement, of either (A) common stock of the Company, par value $.01 per share (the “Common Stock”, and such determined number of shares, in the aggregate, “Issuable Common Stock”), or (B) if we do not have a sufficient number of shares of Common Stock authorized and unissued (and not reserved for other purposes) for settlement of all Stock Purchase Contracts, shares of our Series A Participating Preferred Stock (the “Preferred Stock”, and such number of shares, in the aggregate, “Issuable Preferred Stock”), the terms of which are set forth in the Certificate of Designations (the “Certificate of Designations”) creating such Preferred Stock, each of which will automatically convert into 100 shares of the Company’s Common Stock upon the occurrence of the Company’s having a sufficient number of shares of Common Stock authorized, reserved and registered (and unreserved for other purposes) and (ii) the Company will pay to the holder contract adjustment payments at a rate of 0.00% per annum, which will increase to a rate of 5.00% per annum if the Company does not have a sufficient number of authorized and unissued shares of Common Stock within 120 days after the date hereof to permit settlement of all Stock Purchase Contracts; and

(b)

a 1/20th, or 5%, beneficial ownership interest in a $1,000 principal amount senior note of the Company initially due 2021 (the “Notes”) issued under the Indenture (the “Base Indenture”), dated February 15, 2006, between the Company and The Bank of New York, as Trustee (the “Trustee”), as supplemented by Supplemental Indenture No. 1 (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), dated as of the date hereof, between the Company and the Trustee, establishing the terms of the Notes.

The Corporate Units will be evidenced by unit certificates (the “Unit Certificates”). The Unit Certificates also will certify that the holder thereof is the registered holder of the number of units set forth therein.

The Equity Units are to be issued pursuant to the Purchase Contract Agreement (the “Purchase Contract Agreement”), dated as of the date hereof, among the Company and The Bank of New York, as purchase contract agent, and the Pledge Agreement (the “Pledge Agreement”), dated as of the date hereof, among the Company and The Bank of New York, as collateral agent, custodial agent and securities intermediary, and The Bank of New York, as purchase contract agent. In accordance with the terms of the Purchase Contract Agreement and Pledge Agreement, a holder’s ownership interest in the Notes initially will be pledged to secure such holder’s obligation to purchase the Issuable Common Stock, or Issuable Preferred Stock, as applicable, on the Purchase Contract Settlement Date, such pledge to be on the terms and conditions set forth in the Pledge Agreement. The “Component Securities” means, collectively, the Purchase Contracts, the Notes, the Issuable Common Stock or the Issuable Preferred Stock, as the case may be. Each of the Underwriting Agreement, the Remarketing Agreement, dated as of the date hereof, among the Company and the Representatives and The Bank of New York, not individually but solely as purchase contract agent and as attorney-in-fact of the holders of Purchase Contracts, the Certificate of Designations, the Indenture, the Supplemental Indenture, the Purchase Contract Agreement and the Pledge Agreement (collectively, the “Transaction Documents”) will be filed as an exhibit on a Current Report on Form 8-K (the “Current Report”) incorporated in the Registration Statement (as defined below) by reference. The Component Securities were the subject of opinions dated January 16, 2008, filed as Exhibit 5.3 to the Registration Statement.

This opinion is delivered in accordance with the requirements of Items 601(b)(5) of Regulation S-K under the Securities.

In connection with the opinion set forth herein, I, or attorneys working under my direction (with whom I have consulted), have examined originals or copies certified or otherwise identified to my satisfaction of such documents, corporate records, agreements, certificates of public officials and other instruments as I have deemed necessary or appropriate for the purposes of this opinion, including, among others, the following: (a) the Registration Statement on Form S-3 (Registration No. 333-131888), as filed with the Securities and Exchange Commission, as amended through the date hereof (the “Registration Statement”), together with the final prospectus supplement (including the base prospectus, dated January 16, 2008 (the “Base Prospectus”)), dated March 6, 2008 (the “Final Prospectus”), included therein; (b) the Transaction Documents; (c) the Certificate of Incorporation and By-laws of the Company, respectively; (d) the resolutions of the Board of Directors of the Company, dated March 5, 2008; (e) the resolutions of the Pricing Committee of the Board of Directors of the Company, dated March 6, 2008; (f) the resolutions of the Board of Directors of the Company, dated January 16, 2008; and (g) specimens of the Component Securities and the Unit Certificates.

With respect to each of the Transaction Documents, for purposes of the opinions expressed herein I have assumed: (a) that each party to the Transaction Documents (other than the Company) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate or other power and authority to enter into the Transaction Documents and perform its obligations thereunder; (b) the truth and accuracy of all representations and warranties, and compliance with all covenants, contained in the Transaction Documents (except to the extent that they contain legal conclusions that are otherwise the subject of this opinion); (c) that such Transaction Documents were duly authorized, executed and delivered by each party thereto (other than the Company); (d) that the Equity Units have been paid for in accordance with the terms of the Underwriting Agreement; and (e) that each of the Transaction Documents constitute the valid and binding obligation of each party thereto (other than the Company), enforceable against each such party in accordance with its terms. I have also assumed that the Unit Certificates and the Notes will conform to the specimens thereof examined by me and that each will be duly authenticated and delivered in accordance with the requirements of the Purchase Contract Agreement, the Pledge Agreement and Indenture, respectively.

I have further assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified, facsimile, conformed, electronic or photostatic copies and the authenticity of the originals of such copies. As to all questions of fact material to this opinion that have not been independently established, I have relied with your consent upon certificates or comparable documents, and oral and written statements and representations, of officers and representatives of the Company and, in certain instances, upon the representations and warranties of the Company contained in the Transaction Documents (except to the extent that they contain legal conclusions that are otherwise the subject of this opinion). I have not independently verified such information and assumptions.

Based upon the foregoing, and subject to the assumptions, exceptions, limitations, qualifications and comments stated herein, I am of the opinion that, as of the date this opinion:

1. Each of the Pledge Agreement, the Purchase Contract Agreement and the Indenture has been duly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company.

2. Each of the Equity Units and Component Securities (other than the shares of Issuable Common Stock and Issuable Preferred Stock) has been duly authorized and executed by the Company, and when duly authenticated by the Trustee (with respect to the Notes) or Purchase Contract Agent (with respect to the Equity Units and Purchase Contracts), and issued and delivered by the Company against payment therefor in accordance with the terms of the relevant Transaction Documents, each of the Equity Units and Component Securities (other than the shares of the Issuable Common Stock and Issuable Preferred Stock) will constitute a valid and binding obligation of the Company entitled to the benefits of the relevant Transaction Documents.

3. The shares of Issuable Common Stock have been duly authorized and reserved for issuance by the Company. The shares of Issuable Preferred Stock have been duly authorized and reserved for issuance. When issued in accordance with the Purchase Contract Agreement, and with respect to the Preferred Stock, the Certificate of Designations, the shares of Issuable Common Stock or Issuable Preferred Stock, as the case may be, will be validly issued, fully paid and non-assessable and will not be subject to preemptive rights pursuant to the General Corporation Law of the State of Delaware.

The opinions expressed herein are subject to the following qualifications and comments:

a) Each of the Transaction Documents is subject to the effect of (1) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally; (2) the application of general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether enforcement is considered in proceedings at law or in equity); and (3) applicable law and public policy with respect to rights to indemnity and contribution.

b) The provisions of the Transaction Documents that permit any party thereto to take action or make determinations, or to benefit from indemnities and similar undertakings of any part to the Transaction Documents, may be subject to the requirement that such action be taken or such determinations be made, and any action or inaction by such party that may give rise to a request for payment under such an undertaking be taken or not taken, on a reasonable basis and in good faith.

c) Insofar as any provisions of the Transaction Documents may provide for indemnification with respect to liabilities resulting from or based upon a party’s own negligence, recklessness or willful misconduct or violations of Federal or state securities laws or regulations, the enforceability thereof may be limited.

d) I express no opinion as to the effect of non-compliance by any party to the Transaction Documents with any federal or state laws or regulations applicable to transactions because of the nature of its business.

e) I express no opinion as to the effect of the laws of any jurisdiction (other than federal laws of the United States and the laws of the State of New York) wherein any holder of the Units or Notes may be located which limits rates of interest that may be charged or collected by such holder.

f) I have assumed that the Company will apply the proceeds from the sale of the Units as contemplated in the Final Prospectus.

g) I express no opinion with respect to (1) broadly or vaguely stated waivers or waivers of rights granted by law where such waivers are against public policy or prohibited by law, (2) the enforceability of confession of judgment provisions and (3) the enforceability of provisions imposing penalties, liquidated damages or other economic remedies.

h) I express no opinion with respect to the (1) provisions in the Transaction Documents relating to delay or omission of enforcement of rights or remedies, waivers of defenses, or waivers of benefits of any usury, appraisement, valuation, stay, extension, moratorium, redemption, statutes of limitation or other non-waivable benefits bestowed by operation of law, (2) exculpation provisions, provisions relating to releases of unmatured claims, provisions purporting to waive immaterial rights, severability provisions and provisions similar in substance and nature to those described in the foregoing clause (1) and this clause (2), all insofar as any are contained in the Transaction Documents and (3) any provisions of the Transaction Documents insofar as they purport to create rights of set off.

i) I express no opinion as to whether a federal or state court outside the State of New York would give effect to the choice of New York law provided for in the Transaction Documents.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as Exhibit 5.4 on the Current report. I also consent to the reference to me under the heading “Legal Opinions” in the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and I disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

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Very truly yours,

/s/ Anne Gill Kelly, Esq.